Exhibit 99.1

Vitesse Reports First Quarter Fiscal Year 2012 Results

  Improved product margins to 58.0% in Q1FY12, up from 55.3% in Q4FY11;
  Lowered operating expenses to $19.9 million in Q1FY12, from $26.1 million in Q4FY11;
  Reduced target revenue breakeven level to $32.0 million ahead of schedule;
  Posted cash balance at $17.0 million at December 31, 2011

CAMARILLO, Calif.--(BUSINESS WIRE)--February 7, 2012--Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, reported its financial results for the first quarter of fiscal year 2012, ended December 31, 2011.

“During our first fiscal quarter of 2012, we delivered revenues within our guidance, solid product margins, and lower operating expenses,” said Chris Gardner, CEO of Vitesse. “These improvements enabled us to maintain our cash position and to reach our target revenue breakeven of $32.0 million a quarter ahead of schedule within a challenging market environment.”

“Our new product lines continued to gain traction with Tier-1 and Tier-2 customers. As such, we are on schedule to achieve our 2012 objective of 300 design wins. We are positioned to capture share in the rapidly growing segments in Carrier and Enterprise networking markets, notably IP Edge. Our customer feedback and performance testing results validate our superior networking solutions for mobile access, specifically 4G/LTE small cell, and network interface devices. We are confident that our new products will begin to make a larger contribution to revenue in the back half of 2012 and into 2013, and the increased leverage in our operating model will improve our profitability.”

First Quarter Fiscal Year 2012 Financial Results Summary

  Total net revenues were $30.0 million, compared to $30.3 million in the fourth quarter of fiscal year 2011, down 20.3% compared to $37.7 million in the first quarter of fiscal year 2011.
    Product revenues were $28.9 million, the same as reported in the fourth quarter of fiscal year 2011, down 23.0% compared to $37.6 million in the first quarter in fiscal year 2011.
    The product lines contributed the following as a percent of product revenue as compared to fourth quarter of fiscal 2011:
      Carrier networking product revenues were 41.4% versus 45.8%.
      Enterprise networking product revenues were 49.8% versus 51.1%.
      Core Carrier and Enterprise networking product revenues were 91.2% versus 96.9%.
      Non-core product revenues were 8.8% versus 3.1%.
    Intellectual property revenues totaled $1.0 million, compared to $1.5 million in the fourth quarter of fiscal year 2011, and $0.2 million in the first quarter of fiscal year 2011.
  As anticipated, product margins increased to 58.0%, up from 55.3% in the fourth quarter of fiscal year 2011, and decreased from 61.8% in the first quarter of fiscal year 2011.
  Operating expenses decreased to $19.9 million from $26.1 million in the fourth quarter of fiscal year 2011 and $25.1 million in the first quarter of fiscal year 2011.
  Net loss including $3.3 million of non-cash income related to the embedded derivative, $1.1 million of non-cash stock compensation and $0.1 million of non-cash amortization of intangibles, was $0.8 million, or $0.03 per share, compared with a net loss of $4.6 million, or $0.19 per share, in the fourth quarter of fiscal year 2011.
  Non-GAAP net loss was $3.0 million, or $0.12 per share, compared with non-GAAP net loss of $6.0 million, or $0.25 per share, for the fourth quarter of fiscal year 2011.

Balance Sheet at December 31, 2011 as Compared to September 30, 2011

  Cash balance was $17.0 million, relatively flat compared to $17.3 million;
  Inventory totaled $18.1 million, compared to $20.9 million;
  Accounts receivable totaled $10.4 million, compared to $9.6 million; and
  Working capital was $24.0 million, compared with $26.7 million.

Fiscal Second Quarter 2012 Outlook

For the second quarter of fiscal year 2012 ending March 31, 2012, Vitesse expects revenues to be in the range of $28.0 million to $31.0 million and product margins are expected to be between 57% and 59%. Operating expenses are expected to be between $18.5 million and $19.5 million.

February 7, 2012 Conference Call Information

A conference call is scheduled for Tuesday, February 7, 2012 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to report financial results for the first quarter of fiscal year 2012.

To listen to the conference call via telephone, dial 877.309.8763 (U.S. toll-free) or 706.634.1301 (International) and provide the passcode 41682492. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 855.859.2056 (U.S. toll-free) or 404.537.3406 (International) and entering the passcode 41682492. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand®, Video, and PCI Express applications. Additional Company and product information is available at http://www.vitesse.com.

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements

All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Examples of forward-looking statements in this release include the Company’s financial outlook for its second fiscal quarter, anticipated design wins for fiscal year 2012, and the increasing contributions of new product revenue to the Company’s total revenue commencing in the second half of 2012. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that could affect the Company’s forward-looking statements include, among other things: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company’s products; reliance on key suppliers; rapid technological change in the industries in which the Company operates; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than the Company’s products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income from operations and adjusted net income as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses, and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income (loss) from operations from GAAP income (loss) from operations, we exclude stock-based compensation charges, amortization of intangible assets, as well as restructuring and impairment charges. In deriving adjusted net income (loss) from GAAP net income (loss), we further exclude gain or loss on the embedded derivative. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Restructuring and impairment costs relate to strategic initiatives that result in short term increases in costs that end with the fulfillment of the initiative and cost reductions in future periods.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income (loss) from operations and adjusted net income (loss) are in addition to, and are not a substitute for or superior to, income (loss) from operations and net income (loss), which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth below. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, restructuring and impairment charges, and the change in the fair value of our embedded derivatives, please see our Form 10-Q for the Three Months Ended December 31, 2011.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2011	2011
	(in thousands)

ASSETS
Current assets:
Cash	$17,049	$17,318
Accounts receivable, net	10,399	9,591
Inventory	18,133	20,857
Restricted cash	405	404
Prepaid expenses and other current assets	2,285	2,039
Total current assets	48,271	50,209
Property, plant and equipment, net	5,388	5,934
Other intangible assets, net	2,230	1,781
Other assets	2,954	3,070
	$58,843	$60,994

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,321	$5,198
Accrued expenses and other current liabilities	13,590	14,463
Deferred revenue	3,362	3,878
Current portion of debt and capital leases	11	11
Total current liabilities	24,284	23,550

Other long-term liabilities	1,759	1,927
Long-term debt, net	15,538	15,444
Compound embedded derivative	4,498	7,796
Convertible subordinated debt, net of discount	41,178	40,736
Total liabilities	87,257	89,453
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; Series B Non Cumulative, Convertible, 134,720 shares outstanding at December 31, 2011 and September 30, 2011	1	1
Common stock, $0.01 par value. 250,000,000 shares authorized; 24,621,616 and 24,470,280 shares outstanding at December 31, 2011 and September 30, 2011, respectively	246	245
Additional paid-in-capital	1,825,321	1,824,433
Accumulated deficit	(1,853,982)	(1,853,138)
Total stockholders' deficit	(28,414)	(28,459)
	$58,843	$60,994

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2011	2010
	(in thousands, except per share data)
Net revenues:
Product revenues	$28,942	$37,596
Intellectual property revenues	1,049	151
Net revenues	29,991	37,747
Costs and expenses:
Cost of revenues	12,163	14,349
Engineering, research and development	12,425	14,182
Selling, general and administrative	7,424	10,459
Restructuring and impairment charges	28	264
Amortization of intangible assets	67	165
Costs and expenses	32,107	39,419
Loss from operations	(2,116)	(1,672)
Other (income) expense:
Interest expense, net	1,948	2,518
(Gain) loss on compound embedded derivative	(3,298)	3,484
Other expense (income), net	12	(16)
Other (income) expense, net	(1,338)	5,986
Loss before income tax expense	(778)	(7,658)
Income tax expense	66	74
Net loss	(844)	(7,732)

Net loss per common share - basic and diluted	$(0.03)	$(0.32)

Weighted average common shares outstanding - basic and diluted	24,512	24,050

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

	Three Months Ended
	December 31, 2011	December 31, 2010	September 30, 2011
	(in thousands, except per share data)

GAAP Net loss	$(844)	$(7,732)	$(4,589)

Adjustments:
Stock-based compensation charges	1,063	684	618
Amortization of intangible assets	67	165	61
Restructuring and impairment charges	28	264	3,102
(Gain) loss on compound embedded derivative	(3,298)	3,484	(5,189)
Total GAAP to non-GAAP adjustments	(2,140)	4,597	(1,408)
Non-GAAP net loss	$(2,984)	$(3,135)	$(5,997)

Net loss per common share
Basic and diluted:
GAAP net loss	$(0.03)	$(0.32)	$(0.19)
Adjustments	(0.09)	0.19	(0.06)
Non-GAAP net loss	$(0.12)	$(0.13)	$(0.25)

UNAUDITED RECONCILIATION OF GAAP LOSS FROM OPERATIONS
TO NON-GAAP LOSS FROM OPERATIONS

GAAP loss from operations	$(2,116)	$(1,672)	$(8,609)
Adjustments:
Stock-based compensation charges	1,063	684	618
Amortization of intangible assets	67	165	61
Restructuring and impairment charges	28	264	3,102
Total GAAP to non-GAAP adjustments	1,158	1,113	3,781

Non-GAAP loss from operations	$(958)	$(559)	$(4,828)

CONTACT:
Company Contact:
Vitesse
Marty McDermut, +1-805-388-3700
or
Agency Contact:
LHA
Mary Magnani, +1-415-433-3777
VTSS@lhai.com